EXHIBIT 12

                         NEWELL CO. AND SUBSIDIARIES
                         STATEMENT OF COMPUTATION OF
                     RATIO OF EARNINGS TO FIXED CHARGES
                      (In thousands, except ratio data)

                                                                                  For the Twelve Months
                                                                                   Ended December 31,
                                                  Y-T-D through        -------------------------------------------
                                                  March 31, 1998       1997         1996         1995        1994
                                                  --------------       ----         ----        -----       -----
     Earnings available to
      fixed charges:
      Income before income taxes                  $  68,003 (1)     $ 480,799     $424,634     $370,785    $329,292

      Fixed charges:
        Interest expense                             11,825            73,621       56,989       49,812      29,970

        Portion of rent determined
          to be interest (2)                          4,249            16,633       14,855       12,634      10,494

        Minority interest in
          income of subsidiary trust                  6,678             1,526            -            -           -

      Eliminate equity in earnings                   (2,775)           (5,831)      (6,364)      (5,993)     (5,661)
                                                   --------          --------     --------     --------    --------

                                                  $  87,980         $ 566,748     $490,114     $427,238    $364,095
                                                   ========         =========     ========     ========    ========

      Fixed charges:
        Interest expense                             11,825            73,621       56,989       49,812      29,970

        Portion of rent determined
          to be interest (2)                          4,249             16,633       14,855       12,634      10,494

        Minority interest in
          income of subsidary trust                   6,678              1,526            -            -           -
                                                   --------          ---------     --------     --------    --------
                                                   $ 22,752          $  91,780      $71,844      $62,446     $40,464
                                                   ========          =========     ========     ========    ========
       Ratio of earnings to fixed charges             3.87              6.18         6.82         6.84        9.00


   (1) Excludes one-time net gain of $191,513 from the sale of Black & Decker stock, offset partially by $11,398 of one-time charges.

   (2) A standard ratio of 33% was applied to gross rent expense to approximate the interest portion of short-term and long-term leases.